UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2007

International Gold Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50103	20-0873122
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7200 S. Alton Way, Suite B-230, Centennial, Colorado	80112
(Address of principal executive offices)	(Zip Code)

(303) 936-1300

(Company’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously reported, International Gold Resources, Inc. (the "Company") in April 2007 appointed Tim B. Acton as CEO of the Company. Since that time Mr. Acton and other new members of management have undertaken a rigorous and comprehensive review of the Company's books, records, and disclosed financials. On October 23, 2007 this review uncovered a number of potential fraudulent acts and misdeeds against the Company dating back to the filing of Form 10-KSB for the period ending October 30, 2005. More specifically, the possible fraudulent acts and misdeeds discovered include a failed acquisition of Uniworld Mineracao Ltda. ("Uniworld"), a default under the agreement with Cooperativa de Mineracao dos Garimpeiros do Lourenco ("COOGAL"), and questions concerning the Company's title to certain equipment purchased for the Brazilian operations. There may be other potential fraudulent acts or misdeeds that have been committed against the Company that have not yet been discovered.

On September 30, 2004 and October 30, 2004, the Company entered into agreements to acquire 49% and 51% respectively, for a total of a 100% interest, in 16 mineral claims located in the State of Amapa, Brazil through the acquisition of Uniworld. The Company committed to issue 2,000,000 convertible shares of preferred stock, with one share of preferred stock convertible into 6 shares of common stock, for the acquisition of Uniworld, but the preferred stock issuance was to occur only after the Company received written verification of its ownership of Uniworld from the seller. On March 1, 2006, written verification of the Company's ownership of Uniworld was received from the seller and the Company issued 2,000,000 shares of convertible preferred stock, which were valued at $2,000,000. The Company discovered that the transfer of Uniworld to the Company was never effectuated because of certain fraudulent acts by the seller of Uniworld. The Company is investigating what potential remedies are available under Brazilian law to the Company (including the recovery of the convertible preferred shares of stock paid to the seller for Uniworld, obtaining title to Uniworld from the seller, and/or recovering damages against the seller of Uniworld).

On March 8, 2005, the Company entered into an agreement with COOGAL, via a third party, to acquire the rights to two mineral properties containing five tailings sites near the town of Lourenco in the State of Amapa, Brazil. The Company agreed to pay COOGAL a 20% royalty on the gross production of gold, and to encourage the commencement of gold production from the tailings, there was a pre-production bonus payable to COOGAL of $1,000,000 (the bonus was to be offset against future royalty payments). The Company discovered that it is in default under the agreement with COOGAL because of non-performance under such agreement, including the failure to make such pre-production bonus payments. The pre-production bonus payments were to be made on behalf of the Company by an authorized third party, COOGAL does not have record of receiving such payments and the Company believes the third party did not remit the proceeds to COOGAL as instructed by the Company. The Company has entered a new agreement with COOGAL and it is investigating what potential remedies are available under Brazilian law for the alleged fraudulent act committed by the third party.

The Company also is investigating other potential fraudulent transactions related to its Brazilian operations, including whether the Company has title to certain equipment purchased for its Brazilian operations with Company funds and whether all funds related to the purchase have been accounted for. The Company cannot yet state with certainty whether any economic losses exist or will be discovered as its investigation is on-going.

At this stage the Company cannot state with certainty the scope of any potential fraudulent acts and misdeeds perpetrated against it and what economic impact such acts will have on the Company and the previously disclosed financial statements. The Company has informed its independent accountants, and intends to launch a forensic audit of its Brazilian operations in an expeditious manner in order to resolve these issues. Notably, the potential fraudulent acts and misdeeds discovered to date relate only to past acts that occurred at the Company prior to the appointment of Mr. Acton. Additionally, none of the foregoing potential fraudulent acts and misdeeds negatively impact or call into question the Company's title and right to its Cupixi claim block in the State of Amapa, Brazil.

Management will notify the SEC and investors as soon as these matters are resolved and it is able to state with confidence the amount of any economic losses and restate its past fmancial statements for those periods impacted by any of the foregoing misdeeds. Likely, the Company will have to restate all of its fmancial statements filed since the Company's reverse merger into Montpellier Group, Inc. on August 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Gold Resources, Inc.

/s/ Tim B. Acton
Tim B. Acton
President and Chief Executive Officer

Dated: October 26, 2007